Filed Pursuant to
                                                                  Rule 424(b)(3)
                                                               File No. 33-63719


                      Supplement to the Unocal Corporation
              Dividend Reinvestment and Common Stock Purchase Plan
                         Prospectus dated August 2, 1999




     Mellon Bank, N.A., has succeeded to The Chase Manhattan Bank as the administrator for the Dividend Reinvestment and Common Stock Purchase Plan. Therefore, all references to The Chase Manhattan Bank in the Prospectus are changed to Mellon Bank.

     As a result of a change in its ownership, ChaseMellon Shareholder Services, L.L.C. has changed its name to Mellon Investor Services LLC. Therefore, all references to ChaseMellon Shareholder Services acting in various capacities described in the Prospectus are changed to Mellon Investor Services.

     The paragraph commencing at the bottom of page 5 of the Prospectus is deleted.

     Mellon Investor Services is also the Rights Agent under a Rights Agreement dated January 29, 2000, which replaced the Rights Agreement dated January 29, 1990, formerly referred to in the paragraph commencing at the bottom of page 5 of the Prospectus.


July 25, 2001